Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2015

SAN FRANCISCO--(BUSINESS WIRE)--April 30, 2015--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading transportation finance and logistics companies, today reported results for the first quarter of 2015.

Highlights

  CAI reported rental revenue for the first quarter of 2015 of $54.9 million, an increase of $4.2 million, or 8%, compared to the first quarter of 2014.
  CAI reported net income attributable to CAI common stockholders for the first quarter of 2015 of $13.5 million, a decrease of $0.7 million, or 5%, compared to the first quarter of 2014.
  Net income attributable to CAI common stockholders per fully diluted share was $0.64 for the first quarter of 2015, an increase of $0.01 compared to the first quarter of 2014.
  Adjusted EBITDA1 for the first quarter of 2015 was $50.2 million, an increase of 8% compared to the first quarter of 2014.
  Average utilization during the first quarter of 2015 was 93.5% (on a CEU basis) compared to 91.0% for the first quarter of 2014.
  CAI acquired approximately 58,000 CEU of containers at a cost of $118 million, and 288 railcars at a cost of $13 million, during the first quarter of 2015.

Total revenue for the first quarter of 2015 was $58.5 million, compared to $54.3 million for the first quarter of 2014, an increase of 8%. Rental revenue for the first quarter of 2015 was $54.9 million, compared to $50.7 million for the first quarter of 2014. The increase in rental revenue was primarily due to an increase in the average number of owned containers on lease and the growth in our railcar business. Management fee revenue for the first quarter of 2015 was $1.3 million, compared to $1.5 million for the first quarter of 2014, reflecting the reduction in the size of CAI’s managed fleet. Finance lease income for the first quarter of 2015 was $2.4 million, compared to $2.1 million for the first quarter of 2014, reflecting additional finance leases entered into by CAI in the last 12 months.

Victor Garcia, Chief Executive Officer of CAI commented, “The first quarter is traditionally the weakest quarter of the year as a result of seasonal global shipping patterns. Prior to the Lunar New Year holiday period that commenced on February 19th, we saw strong incremental demand for equipment. After the holiday period, we experienced a normal increase in equipment returns, resulting in a slight decline in utilization. Average utilization for the quarter was 93.5%, compared to 91.0% and 93.8% for the first and fourth quarters of 2014, respectively.”

Mr. Garcia continued, “Our net income for the quarter was $13.5 million, a reduction of 5% compared to the first quarter last year. A couple of factors negatively impacted net income during the quarter. First, we reserved $0.3 million of receivables related to a small regional customer in Asia that ceased operations during the quarter. Second, and the primary factor impacting net income, was the reduction in the gain on sale of used equipment. While the overall demand for secondary containers has remained relatively stable, we have seen downward pressure on sales proceeds as a result of the strong U.S. dollar, particularly relative to the Euro. Since the containers are valued on our books in dollars, we realize lower proceeds from non-dollar denominated sales as the dollar strengthens. Fortunately, this same issue does not impact our rental income, as virtually all of our leases are dollar denominated. Furthermore, in spite of the pressure the strong dollar places on secondary container prices, we believe the appreciation of the dollar will ultimately benefit our business this year by stimulating export trade overseas, particularly from Europe. We’ve already begun to see this, as lease-out activity in Europe has increased in April.”

Mr. Garcia concluded, “We expect demand for containers to be strong over the coming two quarters as lower oil prices and financial stimulus implemented by European and Asian central banks increases the likelihood of improved economic activity in the second half of the year. We expect that this will result in improved trade growth and increase the volume of container demand. We expect equipment per diem rates to remain very competitive, and thus our primary focus is to continue to improve the utilization of our existing fleet to increase revenue and reduce costs.

“Our strategic focus continues to be to enhance our logistics efforts in order to increase the return on our assets, expand our customer base, add new revenue streams and maintain the high utilization of our fleet. We are pleased with the progress we are making as we continue to add logistics customers and are excited about the future opportunity this area presents for our company. We have added personnel to this business and expect to continue to add resources over time.

“In our rail business, we have begun taking delivery of our new production and deliveries are expected to increase over the course of the second and third quarters, with most of the contribution from those investments occurring in the second half of this year. All of our new production scheduled for 2015 delivery has already been placed on long term leases.”

1 Refer to the Reconciliation of GAAP Amounts to Non GAAP Amounts set forth below.

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	March 31,	December 31,
	2015	2014
Assets
Current assets
Cash	$23,078	$27,810
Cash held by variable interest entities	33,582	26,011
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $902 and $680 at March 31, 2015 and December 31, 2014, respectively	43,053	49,524
Accounts receivable (managed fleet)	8,482	8,498
Current portion of direct finance leases	19,064	18,150
Prepaid expenses	15,335	14,396
Other current assets	407	410
Total current assets	143,001	144,799
Restricted cash	7,978	8,232
Rental equipment, net of accumulated depreciation of $292,356 and $274,333 at March 31, 2015 and December 31, 2014, respectively	1,654,834	1,564,777
Net investment in direct finance leases	76,104	76,814
Furniture, fixtures and equipment, net of accumulated depreciation of $2,115 and $2,019 at March 31, 2015 and December 31, 2014, respectively	852	945
Intangible assets, net of accumulated amortization of $4,726 and $4,817 at March 31, 2015 and December 31, 2014, respectively	183	273
Total assets	$1,882,952	$1,795,840

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,235	$8,414
Accrued expenses and other current liabilities	5,320	9,029
Due to container investors	10,031	12,984
Unearned revenue	7,596	7,172
Current portion of debt	224,088	203,199
Current portion of capital lease obligations	239	1,015
Rental equipment payable	51,286	7,381
Total current liabilities	304,795	249,194
Debt	1,074,661	1,058,754
Deferred income tax liability	43,744	43,419
Capital lease obligations	-	1,568
Total liabilities	1,423,200	1,352,935

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 21,142,521 and 20,788,277 shares at March 31, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	160,589	154,894
Accumulated other comprehensive loss	(8,096)	(5,677)
Retained earnings	306,439	292,897
Total CAI stockholders' equity	458,934	442,116
Non-controlling interest	818	789
Total stockholders' equity	459,752	442,905
Total liabilities and stockholders' equity	$1,882,952	$1,795,840

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31,
	2015	2014
Revenue
Rental revenue	$54,883	$50,684
Management fee revenue	1,257	1,525
Finance lease income	2,352	2,055
Total revenue	58,492	54,264

Operating expenses
Depreciation of rental equipment	21,223	18,663
Amortization of intangible assets	84	99
Gain on disposition of used rental equipment	(357)	(1,790)
Storage, handling and other expenses	6,765	5,993
Marketing, general and administrative expenses	7,127	6,706
(Gain) loss on foreign exchange	(41)	164
Total operating expenses	34,801	29,835

Operating income	23,691	24,429

Interest expense	8,781	8,795
Interest income	(3)	(4)
Net interest expense	8,778	8,791

Net income before income taxes and non-controlling interest	14,913	15,638
Income tax expense	1,342	1,407

Net income	13,571	14,231
Net (income) loss attributable to non-controlling interest	(29)	40

Net income attributable to CAI common stockholders	$13,542	$14,271

Net income per share attributable to CAI common stockholders
Basic	$0.65	$0.64
Diluted	$0.64	$0.63

Weighted average shares outstanding
Basic	20,903	22,213
Diluted	21,295	22,658

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(UNAUDITED)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities
Net income	$13,571	$14,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,330	18,790
Amortization of debt issuance costs	692	687
Amortization of intangible assets	84	99
Stock-based compensation expense	512	409
Loss on foreign exchange	114	100
Gain on disposition of used rental equipment	(357)	(1,790)
Deferred income taxes	325	(2)
Bad debt expense	104	-
Changes in other operating assets and liabilities:
Accounts receivable	6,219	(3,418)
Prepaid expenses and other assets	25	(29)
Accounts payable, accrued expenses and other current liabilities	(5,928)	(2,119)
Due to container investors	(2,953)	(1,458)
Unearned revenue	466	125
Net cash provided by operating activities	34,204	25,625
Cash flows from investing activities
Purchase of rental equipment	(88,332)	(73,202)
Net proceeds from disposition of used rental equipment	13,884	11,070
Purchase of furniture, fixtures and equipment	(15)	(11)
Receipt of principal payments from direct financing leases	5,154	3,346
Net cash used in investing activities	(69,309)	(58,797)
Cash flows from financing activities
Proceeds from debt	94,364	66,700
Principal payments on debt	(59,952)	(39,592)
Debt issuance costs	(1,654)	-
Decrease in restricted cash	254	255
Exercise of stock options	4,374	28
Excess tax benefit from share-based compensation awards	810	-
Net cash provided by financing activities	38,196	27,391
Effect on cash of foreign currency translation	(252)	95
Net increase (decrease) in cash	2,839	(5,686)
Cash at beginning of the period	53,821	45,741
Cash at end of the period	$56,660	$40,055

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of March 31,
	2015	2014

Owned container fleet in TEUs	967,649	882,665
Managed container fleet in TEUs	229,575	275,102
Total container fleet in TEUs	1,197,224	1,157,767

Owned container fleet in CEUs	998,166	924,234
Managed container fleet in CEUs	208,326	253,761
Total container fleet in CEUs	1,206,492	1,177,995

Owned railcar fleet in units	2,649	1,859

	Three Months Ended
	March 31,
	2015	2014
Average Utilization
Container Fleet Utilization in TEUs	92.9%	90.0%
Container Fleet Utilization in CEUs	93.5%	91.0%

	As of March 31,
	2015	2014
Period Ending Utilization
Container Fleet Utilization in TEUs	92.8%	89.7%
Container Fleet Utilization in CEUs	93.5%	90.7%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31,
	2015	2014

GAAP net income attributable to CAI common stockholders	$13,542	$14,271
Net interest expense	8,778	8,791
Depreciation	21,330	18,790
Amortization of intangible assets	84	99
Income tax expense	1,342	1,407
Non-GAAP EBITDA	45,076	43,358
Principal payments from direct finance leases	5,154	3,346
Non-GAAP adjusted EBITDA	50,230	46,704

EBITDA represents net income before interest, income taxes, depreciation and amortization of intangible assets. Adjusted EBITDA represents EBITDA plus principal payments from direct finance leases, less a non-recurring net settlement received from a customer.

Conference Call

A conference call to discuss the financial results for the first quarter of 2015 will be held on Thursday, April 30, 2015 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q1 2015 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP EBITDA and non-GAAP adjusted EBITDA, both of which are defined in the tables above. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2015, CAI operated a worldwide fleet of approximately 1,206,000 CEUs of containers through 16 offices located in 13 countries including the United States. CAI also owns a fleet of railcars, which it leases within North America.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of the company to convert letters of intent with its customers to binding contracts, potential to sell the company’s securities to the public and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com